Exhibit 99.1

Contacts:

Anika Therapeutics, Inc.

Charles H. Sherwood, Ph.D., CEO

Kevin W. Quinlan, CFO

(781) 932-6616

ANIKA THERAPEUTICS PROMOTES RANDALL WILHOITE
TO VICE PRESIDENT-OPERATIONS

Replaces Departing Frank Luppino

Woburn, Mass.─ September 18, 2007 ─ Anika Therapeutics, Inc. (Nasdaq: ANIK) today announced that it has promoted Randall Wilhoite, 42, to Vice President-Operations.  Mr. Wilhoite has nearly two decades of operations experience in the life sciences industry and has served as Anika’s Director of Operations since January 2006.  He replaces Frank Luppino, who will be leaving the Company in the near future to take another position in the industry.

“We look forward to Randy’s contributions as Anika’s new Vice President-Operations,” said Charles H. Sherwood, Ph.D., Anika’s President and Chief Executive Officer.  “Randy’s broad operational experience and his knowledge of Anika will be instrumental as we move forward with several key initiatives including the launch of the Elevess product line and establishing our manufacturing and operations at our Bedford facility currently under construction.  We also would like to thank Frank for his many outstanding contributions to the Company during his tenure at Anika, and we wish him continued success in his future endeavors.”

Mr. Wilhoite’s previous experience includes 16 years at Abbott Laboratories, a global broad-based health care company, where he served in various management roles with increasing responsibility. Mr. Wilhoite received a B.A. in chemistry from the University of Indiana.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; and the ELEVESS™ family of cosmetic dermatology products for facial wrinkles, scar remediation and lip augmentation, which will be marketed by Galderma Pharma.  Anika also develops and manufactures Amvisc® and Amvisc Plus®, HA viscoelastic products for ophthalmic surgery.  It also produces STAARVISC™-II, which is distributed by STAAR Surgical company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “plan,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s move to a new facility and launch of the Elevess product line and (ii) the promotion of Randall Wilhoite to Vice President-Operations.  These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks, uncertainties and other factors.  The company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the company’s research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (v) future determinations by the company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the company’s existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company’s efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC®, will not be successful, (iii) new distribution arrangements, including the agreement with Galderma Pharma S.A. pertaining to its ELEVESS™ product, will not result in meaningful sales of the company’s products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company’s product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC® in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company’s products, including HYVISC®, ORTHOVISC® , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company’s business and operations.  Certain other factors that might cause the company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and on Form 10-Q for the period ended June 30, 2007, as well as those described in the company’s other press releases and SEC filings.